Patient Safety Technologies' Subsidiary Ships Safety-Sponge(TM) System
Wednesday November 9, 9:00 am ET

SurgiCount Medical's Safety-Sponge System to Be Used Live in Hospital Operating Rooms for First Time

SANTA MONICA, Calif.--(BUSINESS WIRE)--Nov. 9, 2005--Patient Safety Technologies, Inc. (AMEX:PST - News) announced today that its wholly owned subsidiary SurgiCount Medical, Inc. has shipped its Safety-Sponge(TM) System to one of the leading hospitals in the nation, where the product will be used live starting November 9, 2005. The Safety-Sponge System helps in reducing the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges.

Patient Safety Technologies, Inc. (PST) is a holding company that owns assets in various businesses, including healthcare, real estate and merchant banking. Its healthcare division, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services, working toward becoming the leader in the patient safety sector. Headquartered in Santa Monica, PST is assembling a world-class Advisory Board of leading patient safety experts, with SurgiCount concentrating on surgical safety to support its patient safety device, the Safety-Sponge(TM) System. The Safety-Sponge System helps in reducing the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges. For more information on Patient Safety Technologies, Inc., please contact the company directly at 310-752-1416, or by email at info@patientsafetytechnologies.com or http://www.patientsafetytechnologies.com.

Contact:
Patient Safety Technologies, Inc.
Nicolas Soichet, 310-752-1416
www.patientsafetytechnologies.com
or
CEOcast, Inc. for Patient Safety Technologies, Inc.
Cormac Glynn, 212-732-4300

Source: Patient Safety Technologies, Inc.